WAIVER
WAIVER (this “Waiver”), dated as of December 19, 2014, to that certain Amended and Restated Stockholders Agreement, dated as of November 8, 2010, as amended from time to time thereafter (the “Stockholders Agreement”), by and among Booz Allen Hamilton Holding Corporation, a Delaware corporation f/k/a Explorer Holding Corporation (the “Company”), Explorer Coinvest LLC, a Delaware limited liability company (the “Initial Carlyle Stockholder”), those Persons identified as Individual Stockholders that as of the date of the Stockholders Agreement were a party to the Original Agreement, and each other Person who subsequently became a party to the Agreement pursuant to the terms thereof, is entered into by and among the Company, the Initial Carlyle Stockholder and the Executive Stockholders. Capitalized terms used in this Waiver without definition have the meanings given to them in the Stockholders Agreement.
W I T N E S S E T H :
WHEREAS, Section 1(a) of the Stockholders Agreement provides that two Directors, who shall be full-time employees of the Company, shall be designated for nomination for election by the Chief Executive Officer of the Company;
WHEREAS, Section 1(d) of the Stockholders Agreement provides that any Executive Director shall be removed automatically from the Board upon such Executive Director’s Termination of Service;
WHEREAS, Ralph W. Shrader, Chief Executive Officer of the Company, and Horacio D. Rozanski, President and Chief Operating Officer of the Company, currently serve as Directors;
WHEREAS, effective December 31, 2014, Ralph W. Shrader will retire as Chief Executive Officer of the Company (the “Resignation”); and
WHEREAS, pursuant to Section 16(k) of the Stockholders Agreement, this waiver may be adopted with the consent of the Company, the Initial Carlyle Stockholder and the Executive Stockholders holding a majority of the Securities held by the Executive Stockholders.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Waiver. Pursuant to Section 16(k) of the Stockholders Agreement, the Company, the Initial Carlyle Stockholder and the Executive Stockholders hereby agree, (i) solely with respect to the Resignation, to waive the applicability of Section 1(d) of the Stockholders Agreement and (ii) to amend Section 1(a) of the Stockholders Agreement so as to clarify that the Chief Executive Officer is under no obligation to designate for nomination for election any full-time employee of the Company to the extent that two Directors previously designated for nomination for election continue pursuant to Section 1(a) of the Stockholders Agreement to serve as Directors by adding the following words before the first semi-colon in the third sentence of that Section: “(but shall not be required to make any such designation if two Directors previously designated under this Section by the Chief Executive Officer continue to serve on the Board and the final proviso of Section 1(d) of this Agreement is inapplicable)”.
2.    Continuing Effect; No Other Amendments or Consents. Except as expressly provided herein, all of the terms and provisions of the Stockholders Agreement are and shall remain in full force and effect. The waiver provided for herein is limited to the specific provisions of the Stockholders Agreement specified herein and shall not constitute a consent, waiver or amendment of, or an indication of the Stockholders’ willingness to consent to any action requiring consent under any other provisions of the Stockholders Agreement for any other date or time period.
3.    Governing Law. This Waiver shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.
4.    Miscellaneous. The provisions of subsections (b), (d), (e), (f), (h) and (j) of Section 16 of the Stockholders Agreement are hereby incorporated by reference in this Waiver and shall apply mutatis mutandis.

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IN WITNESS WHEREOF, each of the undersigned has executed this Waiver on the date first written above.
BOOZ ALLEN HAMILTON HOLDING CORPORATION

By:	/s/ Douglas S. Manya
Name: Douglas S. Manya
Title: Vice President, Deputy General
Counsel and Secretary

Signature Page to Waiver

EXPLORER COINVEST LLC

By: Explorer Manager, L.L.C, its manager

By: Jeremy W. Anderson
Name: Jeremy W. Anderson
Title: Authorized Person

Signature Page to Waiver

EXECUTIVE STOCKHOLDERS

/s/ Ralph W. Shrader
Ralph W. Shrader

/s/ Horacio D. Rozanski
Horacio D. Rozanski

/s/ Kevin L. Cook
Kevin L. Cook

/s/ Karen M. Dahut
Karen M. Dahut

/s/ Lloyd Howell, Jr.
Lloyd Howell, Jr.

/s/ Joseph Logue
Joseph Logue

/s/ Joseph Logue
John D. Mayer

/s/ Nancy J. Laben
Nancy J. Laben

/s/ Elizabeth M. Thompson
Elizabeth M. Thompson

/s/ Joseph M. Mahaffee
Joseph M. Mahaffee

Signature Page to Waiver